Investor Update

Investor Update: January 23, 2020

This update provides JetBlue’s investor guidance for the first quarter ending March 31, 2020 and full year 2020.

First Quarter and Full-Year 2020 Outlook	Estimated 1Q 2020	Estimated FY 2020
Earnings Per Share	$0.10 - $0.20	$2.50 - $3.00
Capacity and Revenue
Available Seat Miles (ASMs) Year-Over-Year	1.5 - 3.5%	5.5 - 7.5%
Revenue per Available Seat Mile Year-Over-Year	0.0 - 3.0%	N/A
Expense
CASM Ex-Fuel[1] (Non-GAAP) Year-Over-Year	1.5 - 3.5%	(2.0) - 0.0%
Operating (Expenses) Related to Other Non-Airline Businesses	($14) - ($18) million	($55) - ($65) million
Estimated Fuel Consumption (gallons)	216 million	915 million
Estimated Fuel Price per Gallon, Net of Hedges[2]	$2.09[3]	N/A
Other Income (Expense) (Non-GAAP)	($14) - ($19) million	($65) - ($75) million
Tax Rate	~27.0%	~26.0%
Diluted Share Count (excluding future share repurchases)[4]	284.5 million	286.2 million
Capital Expenditures	$325 - $425 million	$1.35 - $1.55 billion

1 CASM Ex-Fuel excludes fuel and related taxes, special items and operating expenses related to non-airline businesses. With respect to JetBlue’s CASM Ex-Fuel and guidance, JetBlue is not able to provide a reconciliation of the non-GAAP financial measure to GAAP because the excluded items have not yet occurred and cannot be reasonably predicted. The reconciling information that is unavailable would include a forward-looking range of financial performance measures beyond our control, such as fuel costs, which are subject to many economic and political factors beyond our control.
2 Includes fuel taxes.
3 JetBlue utilizes the forward Brent crude curve and the forward Brent crude to heating oil crack spread to calculate the unhedged portion of its prompt quarter. As of January 10, 2020, the forward Brent crude per barrel price was $65 and the crack spread averaged $17 per barrel for the first quarter of 2020.
4 Average share count for the period. These share count estimates do not include any future share repurchases that may occur throughout 2020 under JetBlue’s share buyback program. The number of shares used in JetBlue’s actual earnings per share will likely be different than those stated above.

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update

Fuel Hedges

As of January 10, 2020 JetBlue’s advanced fuel derivative contracts are as follows:

Fuel Hedges	Gallons	Estimated % of Consumption	Price
Q1 2020	44 million	20.3%	20.3% in USGC Jet bull call spreads at an average strike price of $1.88/gal x $2.13/gal
Q2 2020	45 million	19.6%	19.6% in USGC Jet bull call spreads at an average strike price of $1.87/gal x $2.12/gal

Airbus Order Book

As of December 31, 2019 JetBlue’s fleet was comprised of 130 Airbus A320 aircraft, 28 Airbus A321 All-Core aircraft, 35 Airbus A321 Mint aircraft, 6 Airbus A321NEO All-Core aircraft, and 60 EMBRAER E190 aircraft, for a total of 259 aircraft.

JetBlue’s Airbus contractual order book and delivery status as of January 23, 2020:

	Contractual Order Book			Current A321NEO Status
Year	A220	A321 NEO	Total	Delivered	Delayed Beyond Contractual Delivery Year
2019	—	13	13	6	7
2020*	1	14	15		3
2021	6	17	23
2022	8	15	23
2023	19	14	33
2024	22	12	34
2025	12	—	12
2026	2	—	2
Total	70	85	155	6	10

* Due to delays in Airbus’ NEO program, our capacity guidance and capital expenditure assumptions assume delivery of a maximum of 11 NEO aircraft in 2020

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update

Forward Looking Statements

Statements in this Investor Update (or otherwise made by JetBlue or on JetBlue’s behalf) contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our management’s beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words "expects," "plans," "anticipates," "indicates," "believes," "forecast," "guidance," "outlook," "may," "will," "should," "seeks," "targets" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; our significant fixed obligations and substantial indebtedness; volatility in fuel prices, maintenance costs and interest rates; our reliance on high daily aircraft utilization; our ability to implement our growth strategy; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on a limited number of suppliers, including for aircraft, aircraft engines and parts and vulnerability to delays by those suppliers; our dependence on the New York and Boston metropolitan markets and the effect of increased congestion in these markets; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches or cyber-attacks; changes in or additional domestic or foreign government regulation, including new or increased tariffs; changes in our industry due to other airlines' financial condition; acts of war or terrorism; global economic conditions or an economic downturn leading to a continuing or accelerated decrease in demand for air travel; the spread of infectious diseases; adverse weather conditions or natural disasters; and external geopolitical events and conditions. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections, beliefs and assumptions upon which we base our expectations may change prior to the end of each quarter or year.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2018 Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. In light of these risks and uncertainties, the forward-looking events discussed in this Investor Update might not occur. Our forward-looking statements speak only as of the date of this Investor Update. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

This Investor Update also includes certain non-GAAP financial measures as defined under the Exchange Act and in accordance with Regulation G.

3
JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com